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                                                                   Exhibit 10.15

March 14, 2000


Scott Formby
15 Barrow Road
New York, NY 10014

Dear Scott,

This letter confirms our severance agreement. We are extending this consideration to better align your interests and those of the Company.

If the Company terminates your employment for any reason other than death disability, or "cause" (cause shall include breach of this agreement, dishonesty, theft, embezzlement, material dereliction in the performance of your duties, insobriety or drug use while performing duties, and conviction of a crime other than traffic violations or minor misdemeanors), the Company will continue your base salary and cover your Cobra expenses for a period of 12 months (as per the Company's standard payroll schedule); provided that you are in compliance with the restrictive covenants provided in this letter and that you execute a general release and waiver, waiving all claims you may have against the Company. During such period, salary continuation and Cobra reimbursements will be paid provided that you exercise good faith efforts to promptly obtain new employment. The Company shall have the right to terminate salary continuation payments and Cobra reimbursements when you obtain new employment and to offset your base pay continuation by the amount of compensation that you earn during such twelve-month period from such new employment. If, however, you resign, become disabled, die or are terminated for cause, no salary and Cobra reimbursement will be paid. Your relationship with the Company is one of employment at will and the payments described in this paragraph are the only payments to which you will be entitled as a result of the termination of your employment.

As consideration for the Company entering into this agreement and agreeing to make the salary continuation payments described above, you agree that during (1) your employment by the Company and for a period of twelve (12) months after the later of the date on which any employment or consulting relationship is terminated or the date on which the last salary, salary continuation, bonus, or other payment is made, you shall not directly or indirectly solicit, hire, or attempt to solicit or influence any employee of the Company to leave the Company's employ or otherwise perform services on behalf of any person or entity; and (2) while employed and thereafter, you will hold in strict confidence any proprietary or confidential information or material related to the Company. Confidential information includes but is not limited to customer lists, trade practices, marketing techniques, pricing structures and practices, research, trade secrets, processes, systems, programs, methods, software, merchandising, planning, inventory and financial control, store design, staffing, etc. You also agree that breach of the confidentiality or employee non-solicitation provisions previously noted would cause the Company to suffer irreparable harm for which money damages would not be an adequate remedy and therefore, the Company would be entitled to temporary and permanent injunctive relief in any court of competent jurisdiction (without the need to post any bond).

This agreement shall inure to the benefit of and be an obligation of the Company's assigns and successors; however you may not assign your duties and obligations hereunder to any other party.

You agree not to disclose any information regarding the existence or substance of this agreement, except to an attorney with whom you choose to consult regarding your consideration of this agreement or to your spouse or tax advisor; provided that you notify such individuals that they are strictly bound by the non-disclosure restrictions. Further, you agree not to directly or indirectly, disparage or defame the Company or any director, officer, or employee of the Company.

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No provisions of this agreement may be amended or waived unless such amendment or waiver is specifically agreed to in writing and signed by you and an officer of the Company duly authorized to execute such amendment.

This agreement and all amendments thereof shall, in all respects, be governed by and construed and enforced in accordance with the internal laws (without regard to principles of conflicts of law) of the state of New York. Each party hereto hereby agrees to and accepts the exclusive jurisdiction of any court in New York County or the U.S. District Court for the Southern District of New York in that County in respect of any action or proceeding relating to the subject matter hereof, expressly waiving any defense relating to jurisdiction or forum non
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conveniens, and consents to service of process by U.S. certified or registered
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mail in any action or proceeding with respect to this agreement.

If the terms of this amended agreement meet with your approval, please sign and return one copy to me.

Sincerely,

/s/ MARK SARVARY

Mark Sarvary

CEO

Acknowledged and Accepted:


/s/ SCOTT FORMBY  3/20/00
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Scott Formby      Date